SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 21, 2017

Oculus, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-198068	N/A
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
1701 E. Woodfield Road, Suite 315 Schaumburg, IL 60173 Tel: +1-630-699-1145
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

1451 West Cypress Creek Road, Suite 400,

Fort Lauderdale, FL 33309

Tel. (888) 623-8883

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES

The following table sets forth, as of April 21, 2017, the beneficial ownership of the outstanding common stock by: (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Unless otherwise indicated, each of the stockholders named in the table below has sole voting and dispositive power with respect to such shares of common stock. As of the date of this report there are 46,367,670 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner Directors and Officers:	Amount and Nature of Beneficial Ownership	Percentage of Beneficial Ownership

Robert J. Wagner(1) 1701 E. Woodfield Road, Suite 315 Schaumburg, IL 60173	35,000,000	75.5%
All executive officers and directors as a group (1 person)	35,000,000	75.5%

(1) Robert Wagner acquired these shares on April 21, 2017 in a private transaction from Leon Henry, our former sole officer and director.  Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

ITEM 5.01. CHANGES IN CONTROL OF REGISTRANT

On April 21, 2017, Robert J. Wagner acquired control of thirty-five million (35,000,000) shares (the “Purchased Shares”) of the Company’s issued and outstanding common stock, representing approximately 75.5% of the Company’s total issued and outstanding common stock, from Leon Henry in accordance with a stock purchase agreement by and between Mr. Henry and Mr. Wagner (the “Stock Purchase Agreement”). Pursuant to the Stock Purchase Agreement, Mr. Wagner paid an aggregate purchase price of twenty thousand dollars ($20,000.00) to Mr. Henry in exchange for the Purchased Shares.

As a result of the Stock Purchase Agreement, the following changes to the Company's directors and officers have occurred:

•

As of April 21, 2017, Leon Henry resigned from all positions with the Company, including but not limited to those of President, Chief Executive Officer, Chief Financial Officer, Treasurer and Sole-Director.

•

As of April 21, 2017, Robert Wagner was appointed as the sole member of the Company’s Board of Directors and as the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Mr. Henry resigned from all positions with the Company effective as of April 21, 2017, including President, Chief Executive Officer, Chief Financial Officer, Treasurer and Sole-Director.  The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On April 21, 2017, Mr. Robert Wagner was appointed as the sole member of the Company’s Board of Directors and as the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary.

The biography for Mr. Wagner is set forth below:

ROBERT WAGNER: Founder, Director, CEO of One Media Enterprises Limited from 2012-Present. As the founder of the Company, Mr. Wagner has been responsible for all aspects of business startup; including, facilitated manufacturing relationships in China for product production and quality control; Developed partnerships with global product and support companies; Established relationships with distribution outlets to confirm product sales viability and pricing strategies; Created strategic partnerships with other product companies to strengthen company’s product offering to its target industries. Chief Operating Officer, Director from 2008-2011 of We-R-You Corporation (formerly Textechnologies, Inc.) We-R-You was a next generation secure and private social networking portal converged with online photo and video albums, a music library, a personal, private and secure remote hard drive ("cloud drive"), integrated SMS, IM, Email and VoIP, significant security enhancements above using the "public internet" and many more productivity tools. Responsible for designing the architecture for an acquisition of the We-R-You social networking technologies. Created and implemented the convergence plan between iMAN’s mobile technologies and We-R-You’s social network technologies resulting in a new product focus for the Company. Developed the revenue model for both the mobile and social networking technologies. Successfully targeted, approached and launched beta customers for both the Company’s mobile and social networking technologies. Facilitated the communication between IT, marketing, sales and Corporate to create a dynamic product launch for a Global Tradeshow for the Company’s new product offering. EDUCATION a B.S., Business Operations, Magna Cum Laude, DeVry Institute of Technology, Lombard, IL 1992. National Dean’s List and President’s List.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits:

Exhibit 10.1	Stock Purchase Agreement dated April 21, 2017, by and between Leon Henry and Robert J. Wagner
Exhibit 10.2	Release executed by Leon Henry

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Oculus, Inc.

Dated: April 21, 2017

/s/ Robert J. Wagner

By: Robert J. Wagner, Director, CEO